Exhibit 10.2

DELL TECHNOLOGIES INC.

One Dell Way, RR1–33

Round Rock, Texas 78682

July 1, 2018

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

Board of Directors:

Reference is hereby made to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of July 1, 2018, by and between Dell Technologies Inc., a Delaware corporation (“Diamond”), and Teton Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Diamond, pursuant to which Diamond may be required to pay cash consideration in an aggregate amount of up to $9.0 billion.

Diamond has requested that the board of directors (the “Board of Directors”) of VMware, Inc., a Delaware corporation (the “Company”), authorize a special dividend in the amount of approximately $11.0 billion in the aggregate pro rata to all holders of the Company’s common stock (the “Special Dividend”), of which approximately $8.95 billion would be distributable to Diamond, in order to permit Diamond to consummate the transactions contemplated by the Merger Agreement.

The Board of Directors, upon the recommendation of a special committee of the Board of Directors comprised of independent and disinterested directors, has resolved that the Special Dividend is in the best interests of the Company’s stockholders and has resolved to declare the Special Dividend subject to the conditions set forth in such resolution, and in consideration of the terms and conditions of this letter agreement. In furtherance thereof, Diamond hereby agrees as follows:

1. Public Statements. In connection with the announcement of the Merger Agreement, Diamond will file with the SEC an amendment to its Schedule 13D including a summary of this letter agreement and stating, among other things, that Diamond has concluded its review of potential business opportunities and has determined not to pursue a business combination with Vail, in each case, in form consistent with that previously provided to the Company.

2. Future Dividends. Any future request from Diamond or any of its affiliates (in each case in its capacity as a stockholder) that the Company issue a special dividend to holders of common stock shall be subject to review by, and a recommendation in favor thereof from, a special committee of the Board of Directors comprised solely of independent directors. For the avoidance of doubt, nothing in this paragraph 2 restricts the actions of any directors of the Company acting in their capacity as such even if such directors are affiliates of Diamond. For all purposes of this agreement, affiliates of Diamond include and are limited to (i) each controlled affiliate of Diamond, (ii) Michael Dell and his Permitted Transferees (as defined in the Amended and Restated Sponsor Stockholders Agreement, dated as of September 7, 2016, of the Company as currently in effect) and (iii) Silver Lake Partners III, L.P. and Silver Lake Partners IV, L.P. and their respective Permitted Transferees, in the case of clauses (ii) and (iii), respectively, for as long as all of such persons and entities in such clause collectively beneficially own more than 5% of the outstanding common stock of Diamond.

3. Business Combinations. Diamond and its affiliates shall not directly or indirectly purchase or otherwise acquire any shares of common stock of the Company (including by means of any transaction pursuant to Section 251, 253 or 267 of the Delaware General Corporation Law) if such transaction would cause the common stock of the Company to no longer be publicly traded on a U.S. securities exchange or the Company to no longer be required to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, unless (i) such transaction has been approved in advance by a special committee of the Board of Directors comprised solely of independent and disinterested directors or (ii) such acquisition of Company common stock is by Diamond or its subsidiaries and is required in order for the Company to be a member of the affiliated group of corporations filing a consolidated tax return with Diamond for purposes of Section 1502 of the U.S. Internal Revenue Code and the regulations thereunder.

4. Reasonable Best Efforts. Diamond shall use its reasonable best efforts to complete the Merger (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement (for the avoidance of doubt this does not include any obligation to waive any closing condition or amend any term of the Merger Agreement), including using reasonable best efforts to complete the Merger on the same day Diamond or its subsidiaries receive the Special Dividend. Diamond further agrees that it will not terminate the Merger Agreement pursuant to section 6.01(a) of the Merger Agreement without the prior written consent of the Company. The Company agrees that the Board of Directors shall not terminate, modify or rescind the resolutions relating to the declaration of the Special Dividend adopted on the date hereof; provided that nothing herein shall (x) limit the Board of Directors from taking any other action it determines necessary in the exercise of its fiduciary duties under applicable law or (y) require any waiver or modification of any condition to the payment of the Special Dividend set forth in such resolutions.

This letter agreement shall terminate on the earlier of (i) the 10 year anniversary of the date hereof and (ii) the date that no shares of Class A Common Stock, or any other class or series of securities into which such shares may convert or otherwise become, remain outstanding (other than shares beneficially owned, directly or indirectly, by Diamond and its affiliates). No provision of this Agreement may be amended, modified or waived except by a written instrument signed by Diamond and the Company; provided that any amendment, modification or waiver of this Agreement shall require the prior written approval of a special committee of the Board of Directors comprised solely of independent and disinterested directors.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for any action arising out of or relating to this letter agreement and the transactions contemplated hereby.

[Signature Page Follows]

Sincerely,

DELL TECHNOLOGIES INC.

By:	/s/ Thomas W. Sweet
Name:	Thomas W. Sweet
Title:	Executive Vice President and
Chief Financial Officer

Accepted and agreed to as of the first

date written above:

VMWARE, INC.

By:	/s/ Amy Fliegelman Olli
Name:	Amy Fliegelman Olli
Title:	Senior Vice President and
General Counsel

[Signature Page to Governance Letter]